Exhibit 99.1

SYSCO REPORTS THIRD QUARTER FISCAL 2019 RESULTS

HOUSTON, May 6, 2019 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 30, 2019.

Third Quarter Fiscal 2019 Highlights

•	Sales increased 2.2% to $14.7 billion

•	Gross profit increased 2.9% to $2.8 billion; gross margin increased 14 basis points

•	Operating income increased 9.8% to $529.6 million; adjusted¹ operating income increased 16.6% to $620.2 million

•	EPS increased $0.22 to $0.85; adjusted¹ EPS increased $0.12 to $0.79

First 39 Weeks of Fiscal 2019 Highlights

•	Sales increased 2.8% to $44.6 billion

•	Gross profit increased 3.2% to $8.4 billion; gross margin increased 7 basis points

•	Operating income decreased 1.3% to $1.6 billion; adjusted¹ operating income increased 8.5% to $1.9 billion

•	EPS increased $0.32 to $2.17; adjusted¹ EPS increased $0.25 to $2.45

“Our results for the quarter show strong improved year-over-year growth and are in line with our expectations,” said Tom Bené, Sysco’s chairman, president and chief executive officer. “Our continued focus on profitable growth and supporting our customers at a high level, balanced with managing expenses well, allowed us to deliver solid operating income growth this quarter.”

¹

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring costs, acquisition-related costs, and transformational project costs. Specific to EPS, this year’s Certain Items include foreign tax credits generated as a result of distributions to the U.S. from our foreign operations in fiscal year 2018 and last year’s Certain Items include tax benefits from a retirement plan contribution and certain impacts of tax law changes. Reconciliations of all non-GAAP measures are included in this release.

Third Quarter Fiscal 2019 Results

U.S. Foodservice Operations

Sales for the third quarter were $10.1 billion, an increase of 4.1% compared to the same period last year. Local case volume within U.S. Broadline operations grew 3.1% for the third quarter, of which 2.2% was organic, while total case volume within U.S. Broadline operations grew 2.1%, of which 1.3% was organic.

Gross profit increased 5.1% to $2.0 billion, and gross margin increased 18 basis points to 19.9%, compared to the same period last year. Food cost inflation was 2.3% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the frozen potato, poultry, and meat categories.

Operating expenses increased $28.7 million, or 2.4%, compared to the same period last year. Adjusted operating expenses increased $27.4 million, or 2.3%, due mainly to labor and supply chain costs in both warehouse and transportation.

Operating income was $765.4 million, an increase of $68.8 million, or 9.9%, compared to the same period last year. Adjusted operating income was $768.4 million, an increase of $70.0 million, or 10.0%, compared to the same period last year.

International Foodservice Operations

Sales for the third quarter were $2.8 billion, a decrease of 1.5% compared to the same period last year. Foreign exchange rates negatively affected total Sysco sales during the quarter by 1.1%.

Gross profit decreased 3.1% to $565.1 million, and gross margin decreased 34 basis points to 20.5%, compared to the same period last year.

Operating expenses decreased $8.8 million, or 1.6%, compared to the same period last year. Adjusted operating expenses decreased $31.5 million, or 5.8%, compared to the same period last year, due mainly to restructuring and regionalization efforts.

Operating income was $10.1 million, a decrease of $9.3 million, or 47.9%, compared to the same period last year. Adjusted operating income was $58.1 million, an increase of $13.4 million, or 30.0%, compared to the same period last year. Foreign exchange rates negatively impacted total Sysco operating income during the quarter by 0.3%.

First 39 Weeks of Fiscal 2019 Results

U.S. Foodservice Operations

Sales for the first 39 weeks of fiscal 2019 were $30.6 billion, an increase of 4.6% compared to the same period last year. Local case volume within U.S. Broadline operations grew 3.9% for the first 39 weeks of fiscal 2019, of which 2.7% was organic, while total case volume within U.S. Broadline operations grew 3.6%, of which 2.5% was organic.

Gross profit increased 4.9% to $6.1 billion, and gross margin increased 6 basis points to 19.9%, compared to the same period last year. Food cost inflation was 1.2% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the frozen potato, paper and disposable and canned and dry categories.

Operating expenses increased $155.4 million, or 4.3%, compared to the same period last year. Adjusted operating expenses increased $154.2 million, or 4.3%, compared to the same period last year, due mainly to supply chain costs in both warehouse and transportation.

Operating income was $2.3 billion, an increase of $132.3 million, or 6.1%, compared to the same period last year. Adjusted operating income was $2.3 billion, an increase of $133.5 million, or 6.1%, compared to the same period last year.

International Foodservice Operations

Sales for the first 39 weeks of fiscal 2019 were $8.6 billion, which was flat compared to the same period last year. Foreign exchange rates negatively impacted total Sysco sales during the first 39 weeks by 0.7%.

Gross profit decreased 1.5% to $1.8 billion, and gross margin decreased 31 basis points to 20.7%, compared to the same period last year.

Operating expenses increased $59.4 million, or 3.6%, compared to the same period last year. Adjusted operating expenses decreased $45.1 million, or 2.9%, compared to the same period last year, due mainly to investments in supply chain transformation and business integration.

Operating income was $62.0 million, a decrease of $86.9 million, or 58.4%, compared to the same period last year. Adjusted operating income was $236.6 million, an increase of $17.7 million, or 8.1%, compared to the same period last year. Foreign exchange rates negatively impacted total Sysco operating income during the first 39 weeks of fiscal 2019 by 0.5%.

Capital Spending and Cash Flow

Cash flow from operations was $1.4 billion for the first 39 weeks of fiscal 2019, which was $244.3 million higher compared to the same period last year. Free cash flow for the first 39 weeks of fiscal 2019 was $1.0 billion, which was $233.5 million higher compared to the prior year.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $366.5 million for the first 39 weeks of fiscal 2019, which was $10.8 million higher compared to the same period last year.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s third quarter fiscal 2019 financial results on Monday, May 6, 2019, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		39-Week Period Ended
Financial Comparison:	March 30, 2019	Change	March 30, 2019	Change
Sales	$14.7 billion	2.2%	$44.6 billion	2.8%
Gross profit	$2.8 billion	2.9%	$8.4 billion	3.2%
Gross Margin	18.79%	14 bps	18.88%	7 bps
GAAP:
Operating expenses	$2.2 billion	1.4%	$6.8 billion	4.3%
Certain Items	$90.6 million	81.8%	$305.6 million	125.0%
Operating Income	$529.6 million	9.8%	$1.6 billion	-1.3%
Operating Margin	3.61%	25 bps	3.61%	-15 bps
Net Earnings	$440.1 million	33.3%	$1.1 billion	16.0%
Diluted Earnings Per Share	$0.85	34.9%	$2.17	17.3%
Non-GAAP (1):
Operating Expenses	$2.1 billion	-0.4%	$6.5 billion	1.7%
Operating Income	$620.2 million	16.6%	$1.9 billion	8.5%
Operating Margin	4.23%	52 bps	4.29%	22 bps
Net Earnings	$411.2 million	15.6%	$1.3 billion	10.5%
Diluted Earnings Per Share	$0.79	17.4%	$2.45	11.5%
Case Growth:
U.S. Broadline	2.1%		3.6%
Local	3.1%		3.9%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.61%	25 bps	36.76%	28 bps
Local	46.45%	28 bps	45.83%	54 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 67,000 associates, the company operates approximately 330 distribution facilities worldwide and serves more than 600,000 customer locations. For fiscal 2018 that ended June 30, 2018, the company generated sales of more than $58 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the third quarter of fiscal 2019 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations that our four strategic priorities, which include the customer experience, delivering operational excellence, optimizing the business and activating the power of our people, will accelerate our current growth and guide us into the future; our expectations regarding our adjusted operating income growth target and our ability to meet our target; our expectations regarding when the acquisition of J&M Wholesale Meats and Imperio Foods will begin to impact our business; our expectations regarding the divestiture of our Iowa Premium business, including the expected reduction of planned operating income and its impact on our adjusted operating income growth target; our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our expectations regarding our recruiting, onboarding and retention initiatives; our expectations regarding initiatives that will drive cost improvement and enhance customer service, including (i) the Finance Transformation Roadmap and our expectation that we will receive financial benefits from this initiative through the end of fiscal 2019 and beyond, (ii) Smart Spending and our expectation that we will receive financial benefits from this initiative through the end of fiscal 2019 and beyond, (iii) Canadian Regionalization and our expectation that this initiative will contribute to increased cost savings and that we will receive financial benefits from this initiative through the end of fiscal 2019 and beyond, and (iv) Administrative Expenses and our expectation that this initiative, which includes our new streamlined organizational and business unit structure, will drive costs out of the business and that we will receive financial benefits from this initiative through the end of fiscal 2019 and beyond; our expectations regarding our ability to increase profitability for SYGMA; our expectations regarding our ability to leverage operating expense growth to gross profit growth; our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France, including our ability to continue to succeed in the French marketplace and our expectations regarding the ability of our overall integration and supply chain transformation to deliver the anticipated long-term benefits under our three-year plan;; our ability to deliver against our strategic priorities, which we believe will provide excellent customer service and improve our overall performance; statements regarding economic trends in the United States and abroad; our expectations regarding our ability to create a more focused and agile organization to better meet the changing needs of our customers; our expectation regarding our effective tax rate for the fourth quarter of fiscal 2019; our expectations regarding the amount of our capital expenditures in fiscal 2019; and our expectations with respect to achieving our three-year financial targets through fiscal 2020.

The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to modify truck routing, including our small truck initiative, in order to reduce outbound transportation costs may not be effective; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 30, 2018, as filed with the SEC, and our subsequent filings with the SEC, including our Quarterly Report on Form 10-Q for the third quarter of fiscal 2019. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 30, 2019	Mar. 31, 2018	Mar. 30, 2019	Mar. 31, 2018
Sales	$14,658,074	$14,349,504	$44,639,060	$43,411,418
Cost of sales	11,903,776	11,673,876	36,209,265	35,242,736

Gross profit	2,754,298	2,675,628	8,429,795	8,168,682
Operating expenses	2,224,713	2,193,425	6,820,175	6,538,562

Operating income	529,585	482,203	1,609,620	1,630,120
Interest expense	94,514	136,145	270,643	303,015
Other expense (income), net	4,120	(18,826)	15,449	(35,963)

Earnings before income taxes	430,951	364,884	1,323,528	1,363,068
Income taxes	(9,132)	34,799	185,023	381,230

Net earnings	$440,083	$330,085	$1,138,505	$981,838

Net earnings:
Basic earnings per share	$0.86	$0.63	$2.20	$1.88
Diluted earnings per share	0.85	0.63	2.17	1.85
Average shares outstanding	514,185,453	521,832,671	517,637,952	523,468,845
Diluted shares outstanding	519,821,311	527,990,563	524,487,510	529,434,527

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Mar. 30, 2019	Jun. 30, 2018	Mar. 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$521,621	$552,325	$901,551
Accounts and notes receivable, less allowances of $59,643, $25,768 and $65,647	4,328,952	4,073,723	4,227,743
Inventories, net	3,344,683	3,125,413	3,259,771
Prepaid expenses and other current assets	211,155	187,880	231,064
Income tax receivable	49,138	64,112	95,742

Total current assets	8,455,549	8,003,453	8,715,871
Plant and equipment at cost, less accumulated depreciation	4,377,059	4,521,660	4,392,158
Other long-term assets
Goodwill	3,924,021	3,955,485	4,066,186
Intangibles, less amortization	888,466	979,812	1,056,068
Deferred income taxes	61,873	83,666	4,289
Other assets	493,831	526,328	394,570

Total other long-term assets	5,368,191	5,545,291	5,521,113

Total assets	$18,200,799	$18,070,404	$18,629,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$5,733	$4,176	$6,606
Accounts payable	4,293,468	4,136,482	4,235,856
Accrued expenses	1,663,719	1,608,966	1,515,682
Accrued income taxes	—	56,793	—
Current maturities of long-term debt	537,238	782,329	288,055

Total current liabilities	6,500,158	6,588,746	6,046,199
Long-term liabilities
Long-term debt	8,134,461	7,540,765	8,835,156
Deferred income taxes	219,587	319,124	161,193
Other long-term liabilities	949,636	1,077,163	1,199,472

Total long-term liabilities	9,303,684	8,937,052	10,195,821
Commitments and contingencies
Noncontrolling interest	35,060	37,649	35,909
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,425,079	1,383,619	1,357,399
Retained earnings	10,893,648	10,348,628	9,850,739
Accumulated other comprehensive loss	(1,483,469)	(1,409,269)	(1,075,484)
Treasury stock at cost, 251,329,796, 244,533,248 and 244,419,011 shares	(9,238,536)	(8,581,196)	(8,546,616)

Total shareholders’ equity	2,361,897	2,506,957	2,351,213

Total liabilities and shareholders’ equity	$18,200,799	$18,070,404	$18,629,142

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	39-Week Period Ended
	Mar. 30, 2019	Mar. 31, 2018
Cash flows from operating activities:
Net earnings	$1,138,505	$981,838
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	78,110	72,742
Depreciation and amortization	576,596	563,732
Amortization of debt issuance and other debt-related costs	16,244	21,095
Loss on extinguishment of debt	—	53,104
Deferred income taxes	(98,206)	142,242
Provision for losses on receivables	43,791	32,387
Other non-cash items	(7,677)	3,325
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(317,627)	(157,355)
(Increase) in inventories	(231,732)	(202,779)
(Increase) in prepaid expenses and other current assets	(20,823)	(27,301)
Increase in accounts payable	231,213	111,888
Increase (decrease) in accrued expenses	62,518	(65,993)
(Decrease) in accrued income taxes	(41,813)	(100,131)
(Increase) in other assets	(14,819)	(49,923)
(Decrease) in other long-term liabilities	(49,055)	(257,936)

Net cash provided by operating activities	1,365,225	1,120,935

Cash flows from investing activities:
Additions to plant and equipment	(382,905)	(372,612)
Proceeds from sales of plant and equipment	16,383	16,910
Acquisition of businesses, net of cash acquired	(97,530)	(203,608)
Purchase of marketable securities	(115,807)	—
Other investing activities	—	3,252

Net cash (used for) investing activities	(579,859)	(556,058)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	200,000	638,300
Other debt borrowings	389,681	1,005,490
Other debt repayments	(278,234)	(538,967)
Tender and redemption premiums for senior notes	—	(281,762)
Proceeds from stock option exercises	211,174	238,392
Treasury stock purchases	(866,714)	(910,966)
Dividends paid	(575,059)	(534,741)
Other financing activities (1)	(20,663)	(27,745)

Net cash (used for) financing activities	(939,815)	(411,999)

Effect of exchange rates on cash, cash equivalents and restricted cash	(11,619)	24,745

Net increase in cash and cash equivalents (2)	(166,068)	177,623
Cash, cash equivalents and restricted cash at beginning of period	715,844	869,502

Cash, cash equivalents and restricted cash at end of period	$549,776	$1,047,125

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$252,377	$226,882
Income taxes	379,728	218,059

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges.

The non-GAAP financial measures presented in this report also exclude the impact of the following acquisition-related items: (1) intangible amortization expense and (2) integration costs.

In addition, fiscal 2018 results of operations were impacted by MEPP withdrawal charges and debt extinguishment charges. Sysco’s results of operations for fiscal 2019 and 2018 are also impacted by reform measures from the Tax Act. The impact for fiscal 2019 and 2018 includes a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries and the impact for fiscal 2019 also includes the impact of recognizing a foreign tax credit. The impact for fiscal 2018 also includes: (1) a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax liabilities and deferred tax assets due to the changes in tax rates; and (2) a benefit from contributions made to fund the Pension Plan.

The third quarter fiscal 2019 and fiscal 2018 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” All acquisition-related costs in fiscal 2019 and 2018 that have been excluded relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition). In addition, with respect to the adjusted return on invested capital targets, our invested capital is adjusted for the accumulation of debt incurred for the Brakes Acquisition that would not have been borrowed absent this acquisition.

Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these Certain Items, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2019 and fiscal 2018.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Mar. 30, 2019	13-Week Period Ended Mar. 31, 2018	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,224,713	$2,193,425	$31,288	1.4%
Impact of restructuring and transformational project costs(1)	(72,207)	(22,781)	(49,426)	NM
Impact of acquisition-related costs(2)	(18,398)	(25,361)	6,963	-27.5
Impact of MEPP charge	—	(1,700)	1,700	-100.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,134,108	$2,143,583	$(9,475)	-0.4%

Operating income (GAAP)	$529,585	$482,203	$47,382	9.8%
Impact of restructuring and transformational project costs(1)	72,207	22,781	49,426	NM
Impact of acquisition-related costs(2)	18,398	25,361	(6,963)	-27.5
Impact of MEPP charge	—	1,700	(1,700)	-100.0

Operating income adjusted for Certain Items (Non-GAAP)	$620,190	$532,045	$88,145	16.6%

Interest expense (GAAP)	$94,514	$136,145	$(41,631)	(30.6)%
Impact of loss on extinguishment of debt	—	(53,104)	53,104	(100.0)%

Interest expense adjusted for Certain Items (Non-GAAP)	$94,514	$83,041	$11,473	13.8%

Net earnings (GAAP)	$440,083	$330,085	$109,998	33.3%
Impact of restructuring and transformational project costs(1)	72,207	22,781	49,426	NM
Impact of acquisition-related costs(2)	18,398	25,361	(6,963)	-27.5
Impact of MEPP charge	—	1,700	(1,700)	-100.0
Impact of loss on extinguishment of debt	—	53,104	(53,104)	-100.0%
Tax impact of restructuring and transformational project costs(3)	(19,271)	(7,571)	(11,700)	NM
Tax impact of acquisition-related costs(3)	(4,899)	(6,633)	1,734	-26.1
Tax impact of MEPP charge(3)	—	(585)	585	-100.0
Tax impact of loss on extinguishment of debt(3)	—	(18,225)	18,225	-100.0
Tax impact of Pension Plan contribution(3)	—	(44,424)	44,424	-100.0
Impact of foreign tax credit benefit	(95,067)	—	(95,067)	NM
Impact of U.S. transition tax	(269)	—	(269)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$411,182	$355,593	$55,589	15.6%

Diluted earnings per share (GAAP)	$0.85	$0.63	$0.22	34.9%
Impact of restructuring and transformational project costs(1)	0.14	0.04	0.10	NM
Impact of acquisition-related costs(2)	0.04	0.05	(0.01)	-20.0
Impact of loss on extinguishment of debt	—	0.10	(0.10)	-100.0
Tax impact of restructuring and transformational project costs(3)	(0.04)	(0.01)	(0.03)	NM
Tax impact of acquisition-related costs(3)	(0.01)	(0.01)	—	—
Tax impact of loss on extinguishment of debt(3)	—	(0.03)	0.03	-100.0
Tax impact of Pension Plan contribution (tax)	—	(0.08)	0.08	-100.0
Impact of foreign tax credit benefit	(0.18)	—	(0.18)	NM

Diluted EPS adjusted for Certain Items (Non-GAAP)(4)	$0.79	$0.67	$0.12	17.4%

Diluted shares outstanding	519,821,311	527,990,563

(1)

Fiscal 2019 includes $35 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $37 million related to restructuring, facility closure and severance charges. Fiscal 2018 includes $19 million related to business technology costs and professional fees on three-year financial objectives and $4 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $18 million and $20 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes. Fiscal 2018 includes $4 million in integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 30, 2019	39-Week Period Ended Mar. 31, 2018	Change in Dollars	Period % Change
Operating expenses (GAAP)	$6,820,175	$6,538,562	$281,613	4.3%
Impact of restructuring and transformational project costs(1)	(247,547)	(63,211)	(184,336)	NM
Impact of acquisition-related costs(2)	(58,042)	(70,906)	12,864	-18.1
Impact of MEPP charge	—	(1,700)	1,700	-100.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$6,514,586	$6,402,745	$111,841	1.7%

Operating income (GAAP)	$1,609,620	$1,630,120	$(20,500)	-1.3%
Impact of restructuring and transformational project costs(1)	247,547	63,211	184,336	NM
Impact of acquisition-related costs(2)	58,042	70,906	(12,864)	-18.1
Impact of MEPP charge	—	1,700	(1,700)	-100.0

Operating income adjusted for Certain Items (Non-GAAP)	$1,915,209	$1,765,937	$149,272	8.5%

Interest expense (GAAP)	$270,643	$303,015	$(32,372)	(10.7)%
Impact of loss on extinguishment of debt	—	(53,104)	53,104	(100.0)%

Interest expense adjusted for Certain Items (Non-GAAP)	$270,643	$249,911	$20,732	8.3%

Net earnings (GAAP)	$1,138,505	$981,838	$156,667	16.0%
Impact of restructuring and transformational project costs(1)	247,547	63,211	184,336	NM
Impact of acquisition-related costs(2)	58,042	70,906	(12,864)	-18.1
Impact of MEPP charge	—	1,700	(1,700)	-100.0
Impact of loss on extinguishment of debt	—	53,104	(53,104)	-100.0
Tax impact of restructuring and transformational project costs(3)	(64,831)	(20,170)	(44,661)	NM
Tax impact of acquisition-related costs(3)	(15,201)	(17,778)	2,577	-14.5
Tax impact of MEPP charge	—	(582)	582	-100.0
Tax impact of loss on extinguishment of debt(3)	—	(18,225)	18,225	-100.0
Tax impact of Pension Plan contribution	—	(44,424)	44,424	-100.0
Impact of foreign tax credit benefit	(95,067)	—	(95,067)	NM
Impact of U.S. transition tax	14,885	115,000	(100,115)	-87.1
Impact of U.S. balance sheet remeasurement from tax law change	—	(14,477)	14,477	-100.0
Impact of France, U.K. and Sweden tax law changes	—	(8,137)	8,137	-100.0

Net earnings adjusted for Certain Items (Non-GAAP)	$1,283,880	$1,161,966	$121,914	10.5%

Diluted earnings per share (GAAP)	$2.17	$1.85	$0.32	17.3%
Impact of restructuring and transformational project costs(1)	0.47	0.12	0.35	NM
Impact of acquisition-related costs(2)	0.11	0.13	(0.02)	-15.4
Impact of loss on extinguishment of debt	—	0.10	(0.10)	-100.0
Tax impact of restructuring and transformational project costs(3)	(0.12)	(0.04)	(0.08)	NM
Tax impact of acquisition-related costs(3)	(0.03)	(0.03)	—	—
Tax impact of loss on extinguishment of debt(3)	—	(0.03)	0.03	-100.0
Tax impact of Pension Plan contribution	—	(0.08)	0.08	-100.0
Impact of foreign tax credit benefit	(0.18)	—	(0.18)	NM
Impact of U.S. transition tax	0.03	0.22	(0.19)	-86.4
Impact of U.S. balance sheet remeasurement from tax law change	—	(0.03)	0.03	-100.0
Impact of France, U.K. and Sweden tax law changes	—	(0.02)	0.02	-100.0

Diluted EPS adjusted for Certain Items (Non-GAAP)(4)	$2.45	$2.19	$0.25	11.5%

Diluted shares outstanding	524,487,510	529,434,527

(1)

Fiscal 2019 includes $114 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy, of which $17 million relates to accelerated depreciation related to software that is being replaced, and $133 million related to severance, restructuring and facility closure charges in Europe, Canada and at Corporate, of which $58 million relates to our France restructuring as part of our integration of Brake France and Davigel into Sysco France. Fiscal 2018 includes $48 million related to business technology costs and professional fees on three-year financial objectives and $15 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $57 million and $51 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $1 million and $14 million, respectively, related to integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Mar. 30, 2019	13-Week Period Ended Mar. 31, 2018	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$10,105,283	$9,704,495	$400,788	4.1%
Gross Profit	2,009,129	1,911,704	97,425	5.1%
Gross Margin	19.88%	19.70%		18 bps
Operating expenses (GAAP)	$1,243,704	$1,215,033	$28,671	2.4%
Impact of restructuring and transformational project costs(1)	(2,927)	—	(2,927)	NM
Impact of MEPP charge	—	(1,700)	1,700	-100.0%

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,240,777	$1,213,333	$27,444	2.3%

Operating income (GAAP)	765,425	696,671	68,754	9.9%
Impact of restructuring and transformational project costs(1)	2,927	—	2,927	NM
Impact of MEPP charge	—	1,700	(1,700)	-100.0%

Operating income adjusted for Certain Items (Non-GAAP)	$768,352	$698,371	$69,981	10.0%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$2,757,891	$2,799,251	$(41,360)	-1.5%
Gross Profit	565,116	583,226	(18,110)	-3.1%
Gross Margin	20.49%	20.84%		-34 bps
Operating expenses (GAAP)	$554,971	$563,750	$(8,779)	-1.6%
Impact of restructuring and transformational project costs(2)	(29,574)	(3,552)	(26,022)	NM
Impact of acquisition-related costs(3)	(18,379)	(21,679)	3,300	-15.2

Operating expenses adjusted for Certain Items (Non-GAAP)	$507,018	$538,519	$(31,501)	-5.8%

Operating income (GAAP)	$10,145	$19,476	$(9,331)	-47.9%
Impact of restructuring and transformational project costs(2)	29,574	3,552	26,022	NM
Impact of acquisition related costs(3)	18,379	21,679	(3,300)	-15.2

Operating income adjusted for Certain Items (Non-GAAP)	$58,098	$44,707	$13,391	30.0%

SYGMA
Sales	$1,537,312	$1,605,753	$(68,441)	-4.3%
Gross Profit	125,915	127,074	(1,159)	-0.9%
Gross Margin	8.19%	7.91%		28 bps
Operating expenses (GAAP)	$114,247	$122,597	$(8,350)	-6.8%
Impact of restructuring and transformational project costs(4)	(369)	—	(369)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$113,878	$122,597	$(8,719)	-7.1%

Operating income	$11,668	$4,477	$7,191	NM
Impact of restructuring and transformational project costs(4)	369	—	369	NM

Operating income adjusted for Certain Items (Non-GAAP)	$12,037	$4,477	$7,560	NM

OTHER*
Sales	$257,588	$240,005	$17,583	7.3%
Gross Profit	63,878	64,525	(647)	-1.0%
Gross Margin	24.80%	26.88%		-209 bps
Operating expenses	$57,502	$55,563	$1,939	3.5%
Operating income	6,376	8,962	(2,586)	-28.9%

CORPORATE
Gross Profit	$(9,740)	$(10,901)	$1,161	-10.7%
Operating expenses (GAAP)	$254,289	$236,482	$17,807	7.5%
Impact of restructuring and transformational project costs(5)	(39,337)	(19,229)	(20,108)	NM
Impact of acquisition-related costs(6)	(19)	(3,682)	3,663	-99.5

Operating expenses adjusted for Certain Items (Non-GAAP)	$214,933	$213,571	$1,362	0.6%

Operating income (GAAP)	$(264,029)	$(247,383)	$(16,646)	6.7%
Impact of restructuring and transformational project costs(5)	39,337	19,229	20,108	NM
Impact of acquisition-related costs(6)	19	3,682	(3,663)	-99.5

Operating income adjusted for Certain Items (Non-GAAP)	$(224,673)	$(224,472)	$(201)	0.1%

TOTAL SYSCO
Sales	$14,658,074	$14,349,504	$308,570	2.2%
Gross Profit	2,754,298	2,675,628	78,670	2.9%
Gross Margin	18.79%	18.65%		14 bps
Operating expenses (GAAP)	$2,224,713	$2,193,425	$31,288	1.4%
Impact of restructuring and transformational project costs(1) (2) (4) (5)	(72,207)	(22,781)	(49,426)	NM
Impact of acquisition-related costs(3) (6)	(18,398)	(25,361)	6,963	-27.5
Impact of MEPP charge	—	(1,700)	1,700	-100.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,134,108	$2,143,583	$(9,475)	-0.4%

Operating income (GAAP)	$529,585	$482,203	$47,382	9.8%
Impact of restructuring and transformational project costs(1) (2) (4) (5)	72,207	22,781	49,426	NM
Impact of acquisition-related costs(2) (4)	18,398	25,361	(6,963)	-27.5
Impact of MEPP charge	—	1,700	(1,700)	-100.0

Operating income adjusted for Certain Items (Non-GAAP)	$620,190	$532,045	$88,145	16.6%

*	Segment has no applicable Certain items
(1)	Includes charges related to business transformation projects.
(2)	Includes restructuring, facility closure and severance costs in Europe and Canada.
(3)	Fiscal 2019 and fiscal 2018 include $18 million and $20 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(4)	Includes charges related to facility closures and other restructuring charges.
(5)	Fiscal 2019 and fiscal 2018 include various transformation initiative costs, primarily consisting of changes to our business technology strategy, and severance charges related to restructuring.
(6)	Fiscal 2018 included $4 million in integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 30, 2019	39-Week Period Ended Mar. 31, 2018	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$30,591,799	$29,234,662	$1,357,137	4.6%
Gross Profit	6,101,175	5,813,453	287,722	4.9%
Gross Margin	19.94%	19.89%		6 bps
Operating expenses (GAAP)	$3,782,515	$3,627,126	$155,389	4.3%
Impact of restructuring and transformational project costs(1)	(2,858)	—	(2,858)	NM
Impact of MEPP charge	—	(1,700)	1,700	-100.0%

Operating expenses adjusted for Certain Items (Non-GAAP)	$3,779,657	$3,625,426	$154,231	4.3%

Operating income (GAAP)	2,318,660	2,186,327	132,333	6.1%
Impact of restructuring and transformational project costs(1)	2,858	—	2,858	NM
Impact of MEPP charge	—	1,700	(1,700)	(100.0%)

Operating income adjusted for Certain Items (Non-GAAP)	$2,321,518	$2,188,027	$133,491	6.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$8,569,439	$8,571,549	$(2,110)	—%
Gross Profit	1,770,543	1,797,976	(27,433)	-1.5%
Gross Margin	20.66%	20.98%		-31 bps
Operating expenses (GAAP)	$1,708,543	$1,649,102	$59,441	3.6%
Impact of restructuring and transformational project costs(2)	(117,390)	(13,052)	(104,338)	NM
Impact of acquisition-related costs(3)	(57,225)	(57,001)	(224)	0.4

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,533,928	$1,579,049	$(45,121)	-2.9%

Operating income (GAAP)	$62,000	$148,874	$(86,874)	-58.4%
Impact of restructuring and transformational project costs(2)	117,390	13,052	104,338	NM
Impact of acquisition related costs(3)	57,225	57,001	224	0.4

Operating income adjusted for Certain Items (Non-GAAP)	$236,615	$218,927	$17,688	8.1%

SYGMA
Sales	$4,695,376	$4,879,569	$(184,193)	-3.8%
Gross Profit	376,778	375,441	1,337	0.4%
Gross Margin	8.02%	7.69%		33 bps
Operating expenses (GAAP)	$359,565	$362,766	$(3,201)	-0.9%
Impact of restructuring and transformational project costs(4)	(369)	—	(369)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$359,196	$362,766	$(3,570)	-1.0%

Operating income (GAAP)	$17,213	$12,675	$4,538	35.8%
Impact of restructuring and transformational project costs(4)	369	—	369	NM

Operating income adjusted for Certain Items (Non-GAAP)	$17,582	$12,675	$4,907	38.7%

OTHER*
Sales	$782,446	$725,638	$56,808	7.8%
Gross Profit	198,914	194,047	4,867	2.5%
Gross Margin	25.42%	26.74%		-132 bps

Operating expenses	176,485	171,975	4,510	2.6%
Operating income	22,429	22,072	357	1.6%
CORPORATE
Gross Profit	$(17,615)	$(12,235)	$(5,380)	44.0%
Operating expenses (GAAP)	$793,067	$727,593	$65,474	9.0%
Impact of restructuring and transformational project costs(5)	(126,930)	(50,159)	(76,771)	NM
Impact of acquisition-related costs(6)	(817)	(13,904)	13,087	-94.1

Operating expenses adjusted for Certain Items (Non-GAAP)	$665,320	$663,530	$1,790	0.3%

Operating income (GAAP)	$(810,682)	$(739,828)	$(70,854)	9.6%
Impact of restructuring and transformational project costs(5)	126,930	50,159	76,771	NM
Impact of acquisition-related costs(6)	817	13,904	(13,087)	-94.1

Operating income adjusted for Certain Items (Non-GAAP)	$(682,935)	$(675,765)	$(7,170)	1.1%

TOTAL SYSCO
Sales	$44,639,060	$43,411,418	$1,227,642	2.8%
Gross Profit	8,429,795	8,168,682	261,113	3.2%
Gross Margin	18.88%	18.82%		7 bps
Operating expenses (GAAP)	$6,820,175	$6,538,562	$281,613	4.3%
Impact of restructuring and transformational project costs(1) (2) (4) (5)	(247,547)	(63,211)	(184,336)	NM
Impact of acquisition-related costs(3) (6)	(58,042)	(70,906)	12,864	-18.1
Impact of MEPP charge	—	(1,700)	1,700	-100.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$6,514,586	$6,402,745	$111,841	1.7%

Operating income (GAAP)	$1,609,620	$1,630,120	$(20,500)	-1.3%
Impact of restructuring and transformational project costs(1) (2) (4) (5)	247,547	63,211	184,336	NM
Impact of acquisition-related costs(3) (6)	58,042	70,906	(12,864)	-18.1
Impact of MEPP charge	—	1,700	(1,700)	-100.0

Operating income adjusted for Certain Items (Non-GAAP)	$1,915,209	$1,765,937	$149,272	8.5%

*	Segment has no applicable Certain items
(1)	Includes charges related to business transformation projects.
(2)	Includes $58 million of restructuring charges in France and other restructuring, severance and facility closure costs in Europe and Canada.
(3)	Fiscal 2019 and fiscal 2018 include $57 million and $51 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(4)	Includes charges related to facility closures and other restructuring charges.
(5)

Fiscal 2019 and fiscal 2018 include various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $17 million of accelerated depreciation on software that is being replaced, and severance charges related to restructuring.

(6)	Fiscal 2019 and fiscal 2018 include $1 million and $14 million, respectively, related to integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 30, 2019	39-Week Period Ended Mar. 31, 2018	39-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$1,365,225	$1,120,935	$244,290
Additions to plant and equipment	(382,905)	(372,612)	(10,293)
Proceeds from sales of plant and equipment	16,383	16,910	(527)

Free Cash Flow (Non-GAAP)	$998,703	$765,233	$233,470